Exhibit 99.1

SemiLEDs Reports Third Quarter Fiscal Year 2018

Financial Results

Hsinchu, Taiwan (July 11, 2018) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the third quarter of fiscal year 2018, ended May 31, 2018.

Revenue for the third quarter of fiscal 2018 was $2.0 million, a 30% increase compared to $1.5 million in the second quarter of fiscal 2018. GAAP net loss for the third quarter of fiscal 2018 was $326 thousand, compared to a loss of $1.1 million in the second quarter of fiscal 2018, or a net loss of $0.09 per diluted share, compared to a net loss of $0.32 per diluted share for the second quarter of fiscal 2018. Due to the excess capacity charges that we have experienced for the last few years, considering the risk of technological obsolescence and according to the sales forecast production, we disposed of certain of our idle equipment during the third quarter of fiscal 2018, which reduced our net loss.

GAAP gross margin for the third quarter of fiscal 2018 was 8%, compared with gross margin for the second quarter of fiscal 2018 of negative 29%. Operating margin for the third quarter of fiscal 2018 was negative 18%, compared with negative 80% in the second quarter of fiscal 2018. The Company’s cash and cash equivalents was $3.7 million at May 31, 2018, compared to $3.9 million at the end of the second quarter of fiscal 2018.

We expect revenue for the fourth quarter ending August 31, 2018 to be about $1.9 million +/- 10%.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projection of future revenues, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	May 31,	February 28,
	2018	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,739	$3,857
Accounts receivable (including related parties), net	310	335
Inventories	2,290	2,411
Prepaid expenses and other current assets	286	357
Total current assets	6,625	6,960
Property, plant and equipment, net	7,629	7,951
Intangible assets, net	103	109
Investments in unconsolidated entities	999	1,023
Other assets	246	247
TOTAL ASSETS	$15,602	$16,290
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$342	$349
Accounts payable	807	882
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	5,676	5,787
Total current liabilities	7,325	7,518
Long-term debt, excluding current installments	2,151	2,296
Total liabilities	9,476	9,814
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	175,487	175,434
Accumulated other comprehensive income	3,759	3,836
Accumulated deficit	(173,120)	(172,794)
Total equity	6,126	6,476
TOTAL LIABILITIES AND EQUITY	$15,602	$16,290

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	May 31,	February 28,
	2018	2018
Revenues, net	$1,999	$1,543
Cost of revenues	1,837	1,987
Gross profit (loss)	162	(444)
Operating expenses:
Research and development	296	223
Selling, general and administrative	799	781
Gain on disposals of long-lived assets	(581)	(209)
Total operating expenses	514	795
Loss from operations	(352)	(1,239)
Other income (expenses):
Interest expenses, net	(7)	(7)
Other income, net	78	49
Foreign currency transaction gain (loss), net	(45)	65
Total other income (expenses), net	26	107
Loss before income taxes	(326)	(1,132)
Income tax expense	—	—
Net loss	(326)	(1,132)
Net loss attributable to SemiLEDs stockholders	$(326)	$(1,132)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.09)	$(0.32)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	3,550	3,545

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